Report of Independent Registered Public Accounting Firm

To the Board of Directors
Miramar Labs, Inc.

We have audited the accompanying consolidated balance sheets of Miramar Labs, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with U.S generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP
San Jose, California

May 18, 2016
(June 13, 2016 as to the effects of the reverse stock split described in Note 14)

Miramar Labs, Inc.
Index
December 31, 2015 and 2014

Miramar Labs, Inc.
Consolidated Balance Sheets
December 31, 2015 and 2014

	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$2,642,509	$13,484,740
Accounts receivable, net	2,683,053	2,587,453
Inventories	4,791,741	5,433,742
Prepaid expenses and other current assets	290,481	358,204
Total current assets	10,407,784	21,864,139
Property and equipment, net	1,211,129	1,604,997
Restricted cash	295,067	295,067
Other noncurrent assets	11,860	12,500
Total assets	$11,925,840	$23,776,703
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Notes payable, net of discount	$10,829,375	$9,605,957
Accounts payable	1,288,107	844,660
Accrued and other current liabilities	3,572,441	2,729,712
Deferred revenue	739,786	1,336,883
Total current liabilities	16,429,709	14,517,212
Preferred stock warrant liability	499,616	371,039
Deferred rent, noncurrent	112,065	130,737
Capital lease payable, noncurrent	16,865	50,775
Total liabilities	17,058,255	15,069,763

Commitments and Contingencies (Note 6)

Redeemable convertible preferred stock, $.001 par value 40,000,000 shares authorized and 2,826,981 shares issued and outstanding at December 31, 2015 and 2014 (Liquidation preference of $61,179,942)	61,179,942	61,179,942
Stockholders’ deficit
Series A convertible preferred stock, $0.001 par value 2,100,000 shares authorized and 147,864 shares issued and outstanding at December 31, 2015 and 2014 (Liquidation preference of $2,000,000)	148	148
Series B convertible preferred stock, $0.001 par value 9,000,000 shares authorized and 589,784 shares issued and outstanding at December 31, 2015 and 2014 (Liquidation preference of $14,359,244)	590	590
Common stock, $0.001 par value - 105,000,000 shares authorized and 398,540 and 385,294 shares issued and outstanding at December 31, 2015 and 2014	399	385
Additional paid-in capital	27,133,634	26,478,755
Accumulated deficit	(93,447,128)	(78,952,880)
Total stockholders’ deficit	(66,312,357)	(52,473,002)
Total liabilities and stockholders’ deficit	$11,925,840	$23,776,703

The accompanying notes are an integral part of these consolidated financial statements.

Miramar Labs, Inc.
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014
Revenue	$17,199,511	$16,065,185
Cost of revenue	8,257,048	8,757,950
Gross profit	8,942,463	7,307,235
Operating expenses:
Research and development	4,974,120	5,293,804
Sales and marketing	11,757,734	11,214,027
General and administrative	5,468,916	5,465,970
Total operating expenses	22,200,770	21,973,801
Loss from operations	(13,258,307)	(14,666,566)
Interest income	5,931	12,383
Interest expense	(1,295,930)	(992,970)
Other income, net	62,780	309,560
Net loss before provision for income taxes	(14,485,526)	(15,337,593)
Provision for income taxes	(8,722)	(10,344)
Net and comprehensive loss	(14,494,248)	(15,347,937)
Accretion of redeemable convertible preferred stock	(3,117)	(324,937)
Net loss attributable to common stockholders	$(14,497,365)	$(15,672,874)
Net loss per share attributable to common stockholders,
basic and diluted	$(37.33)	$(41.29)

The accompanying notes are an integral part of these consolidated financial statements.

Miramar Labs, Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2015 and 2014

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit

Balances at December 31, 2013	2,087,659	$45,179,942	737,648	$738	370,946	$371	$26,241,909	$(63,604,943)	$(37,361,925)
Issuance of Series D redeemable convertible preferred stock at $21.64 per share, net of issuance costs of $324,937 for $16,000,000 in October 2013	739,322	15,675,063	—	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock to redemption value	—	324,937	—	—	—	—	(324,937)	—	(324,937)
Exercise of stock options at $1.35 - $8.66 per share for cash in March, May, July and August 2014	—	—	—	—	14,348	14	84,580	—	84,594
Stock-based compensation	—	—	—	—	—	—	477,203	—	477,203
Net loss	—	—	—	—	—	—	—	(15,347,937)	(15,347,937)
Balances at December 31, 2014	2,826,981	61,179,942	737,648	738	385,294	385	26,478,755	(78,952,880)	(52,473,002)
Exercise of stock options at $1.35 - $8.66 per share for cash in October 2015	—	—	—	—	13,246	14	51,079	—	51,093
Series D redeemable preferred stock issuance cost	—	(3,117)	—	—	—	—	—	—	—
Accretion of redeemable convertible preferred stock to redemption value	—	3,117	—	—	—	—	(3,117)	—	(3,117)
Stock-based compensation	—	—	—	—	—	—	606,917	—	606,917
Net loss	—	—	—	—	—	—	—	(14,494,248)	(14,494,248)
Balances at December 31, 2015	2,826,981	$61,179,942	737,648	$738	398,540	$399	$27,133,634	$(93,447,128)	$(66,312,357)

The accompanying notes are an integral part of these consolidated financial statements.

Miramar Labs, Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2015 and 2014

	Years Ended December 31,
	2015	2014
Cash flows from operating activities
Net loss	$(14,494,248)	$(15,347,937)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	682,563	1,318,385
Loss (gain) on disposal of property and equipment	40,258	(35,144)
Stock-based compensation	606,917	477,203
Change in preferred stock warrant liability	(106,142)	(289,351)
Amortization of debt discount	147,703	69,609
Amortization of debt issuance costs	52,602	89,527
Changes in operating assets and liabilities
Accounts receivable	(95,600)	(2,001,605)
Inventories	536,751	(463,015)
Prepaid expenses and other current assets	67,723	(1,709)
Other noncurrent assets	640	(2,557)
Accounts payable	443,447	(175,708)
Accrued and other current liabilities	843,429	(76,487)
Deferred revenue	(597,097)	1,056,445
Net cash used in operating activities	(11,871,054)	(15,382,344)
Cash flows from investing activities
Restricted cash	—	61,970
Proceeds from disposal of property and equipment	—	53,841
Purchase of property and equipment	(223,703)	(1,295,146)
Net cash used in investing activities	(223,703)	(1,179,335)
Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	(3,117)	15,675,062
Proceeds from issuance of common stock	51,093	84,595
Proceeds from issuance of notes payable	3,557,714	5,168,410
Principal payments on capital leases	(53,282)	(61,625)
Payments on notes payable	(2,299,882)	(167,639)
Net cash provided by financing activities	1,252,526	20,698,803
Net (decrease) increase in cash and cash equivalents	(10,842,231)	4,137,124
Cash and cash equivalents at beginning of year	13,484,740	9,347,616
Cash and cash equivalents at end of year	2,642,509	13,484,740
Supplemental disclosure of cash flow information:
Cash paid for interest	$1,069,282	$754,438
Cash paid for taxes	8,722	10,344
Disclosure of non-cash investing and financing activities:
Assets acquired under capital lease	$—	$129,398
Accretion of redeemable preferred stock to redemption value	3,117	324,937
Issuance of preferred stock warrants	234,719	149,250
Net transfer (to) from inventory to leased equipment	105,250	(301,174)

The accompanying notes are an integral part of these consolidated financial statements.

Miramar Labs, Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2015 and 2014

1.	The Company and Basis of Presentation
Miramar Labs, Inc. (the “Company”) was incorporated in the state of Delaware on April 4, 2006. The Company has developed clinical systems to address hyperhidrosis. In February 2011, the Company received approval from the U.S. Food and to Drug Administration (“FDA”) to market the miraDry System to eliminate underarm sweat glands. The Company’s principal markets are in the United States, Asia-Pacific and Europe. During 2011, the Company commercially launched its initial product, the miraDry System, a clinical system to address hyperhidrosis.
The Company has a wholly-owned subsidiary in Hong Kong that overseas operations in Asia. The subsidiary, Miramar Labs HK Limited, was incorporated under the laws of Hong Kong on January 2013 and commenced operations during fiscal year 2013.
The accompanying financial statements are prepared on a going concern basis which contemplates the realization of assets and discharge of liabilities in the normal course of business. Since inception, the Company has incurred net losses and negative cash flows from operations. From April 4, 2006 (date of inception) to December 31, 2015, the Company has an accumulated deficit of $93,447,128. The Company has not achieved positive cash flow from operations. To date, the Company has been funded primarily by preferred stock and debt financings. In order to continue its operations, the Company must raise additional equity or debt financing and achieve profitable operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to obtain additional equity or debt financing on terms acceptable to the Company, or at all. The failure to obtain sufficient funds on acceptable terms, when needed, could have a material, adverse effect on the Company’s business, results of operations, and future cash flows.
To achieve profitable operations, the Company must successfully continue to develop, enhance, manufacture, and market its products. There can be no assurance that any such products can continue to be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect upon the Company’s financial results, financial position and future cash flows.

2.	Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany balances have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to inventory valuation and reserves, warranty accruals, deferred tax asset valuation allowance and valuation of equity and equity-linked instruments (common stock, options and warrants).
Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The restricted cash balance consists of a letter of credit related to an operating lease.
Concentration of Credit Risk and Other Risks and Uncertainties
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents are deposited with one financial institution in the United States of America. Deposits in this institution may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents. At December 31, 2015, the Company’s uninsured cash balances totaled $2,573,267.
The Company performs periodic credit evaluations of its customers’ financial condition and generally requires deposits from its customers. The Company generally does not charge interest on past due accounts. The Company’s customers representing greater than 10% of accounts receivable and revenue were as follows:

	Revenue		Accounts Receivable
	Year Ended December 31,		December 31,
	2015	2014	2015	2014

Customer A	15%	22%	20%	22%
Customer B	*	*	23%	*
Customer C	*	*	12%	22%
Customer D	*	*	*	14%
Customer E	*	*	*	10%
Sales in the United States consisted of 42% and 41% of total revenue, in 2015 and 2014, respectively. The remainder of the Company’s sales come primarily from Asia-Pacific and Europe.
The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability and the need to obtain additional financing.
The medical device industry has been characterized by frequent and extensive intellectual property litigation. Competitors or other patent holders may assert that the Company’s devices and methods employed are covered by their patents. If the Company’s devices or methods are found to infringe, the Company could be prevented from manufacturing or marketing its products, which could have a materially adverse impact on the Company.
Inventories
Inventories are stated at lower of cost or market value and consist of raw materials, work in process, and finished goods. Cost is determined using standard costs, which approximates actual cost on a first-in, first-out basis. Market value is determined as the lower of replacement cost or net realizable value. The Company writes down its inventory for estimated excess or obsolete inventory equal to the difference between the cost and the estimated market value based upon assumptions about future demands and market conditions.
Shipping and Handling Costs
Shipping and handling costs related to the Company’s products are expensed as incurred and are included in cost of sales.

Revenue Recognition
The Company’s revenue is derived from the sale of the miraDry system, related consumables and accessories, and separately priced extended warranties.  The Company recognizes revenue in accordance with FASB Accounting Standards Codification 605, Revenue Recognition (“ASC 605”). Under ASC 605, revenue is recognized when persuasive evidence of an arrangement exists, title and risk of loss has transferred to the customer, the sales price is fixed or determinable, and collectability is reasonably assured.
The Company has distributor agreements with several international distributors. Certain distributor agreements contain product repurchase provisions. The Company defers revenue for its potential exposure for product repurchases.
In 2013, the Company introduced leasing programs for customers to evaluate the miraDry system for a defined rental period and then return or purchase the leased equipment. Each lease was evaluated by the Company according to FASB Accounting Standards Codification 840, Leases (“ASC 840”) and recorded as an operating or capital lease. Rental income from the operating leases is recorded on a straight-line basis over the rental term and the related depreciation of the leased equipment is recorded in cost of revenue in the accompanying Consolidated Statements of Operations and Comprehensive Loss. Included in revenue is rental income of $45,900 and $575,900 in 2015 and 2014, respectively. Included in cost of revenue is depreciation expense on the leased equipment of $20,466 and $701,602 in 2015 and 2014, respectively. The leased equipment and related accumulated depreciation is recorded in property and equipment in the accompanying Consolidated Balance Sheets. Leased equipment with a cost of $305,787 and related accumulated depreciation of $204,000 is included in property and equipment, net at December 31, 2014. The leasing program was discontinued in 2015 and no leased equipment or related accumulated depreciation was recorded in the accompanying Consolidated Balance Sheets as of December 31, 2015.
For capital leases, $225,058 of revenue was recognized in 2014. No capital lease revenue was recognized in 2015. Capital lease receivables of $13,139 and $104,728 are included in prepaid expenses and other current assets at December 31, 2015 and 2014, respectively.
In 2015, the Company reintroduced the Market Validation Program (MVP), which contained a right of return less a restocking fee, during the contract period. The Company defers revenue until the equipment is either returned or purchased. Equipment at customers under this program of $168,143 is recorded in property and equipment and $19,200 is recorded in deferred revenue in the accompanying Consolidated Balance Sheets as of December 31, 2015.
The Company provides cooperative marketing programs as part of certain customer purchase agreements and qualification through marketing rewards programs. The programs generally provide for reimbursement up to 50% of qualifying marketing expenditures that promote the Company’s products and brand. In order to qualify for the reimbursement, the customer must (1) have pre-approval from the Company’s marketing group to ascertain that the marketing adheres to the established brand style guidelines and only feature miraDry system products and the customer’s practice and (2) submit proof of payment and invoice for the marketing expenses. Through this review, the Company ensures that the fair value of the separately identifiable benefit received is equal to or greater than the amount being reimbursed. The Company’s reimbursement of marketing expenditures under these programs are recorded in sales and marketing expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss.
Medical Device Excise Tax
Effective January 1, 2013, the Health Care and Education Reconciliation Act of 2010 imposed a 2.3% tax on the sales price of medical device products sold within the United States. The tax is expensed as incurred and the Company has elected to include this tax in general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Loss. This tax was repealed effective January 1, 2016.
Product Warranty
The Company warrants the miraDry System for a period of one to two years, depending on the territory. The Company accrues for warranty costs at the time of sale based on an estimate of total repair costs for all miraDry systems under the warranty period. An extended warranty may be purchased for additional fees.
Allowance for Doubtful Accounts
The Company regularly reviews accounts receivable balances, including an analysis of customers’ payment history and information regarding the customers’ creditworthiness, and records an allowance for doubtful accounts based upon this evaluation. The allowance for doubtful accounts was $60,000 and $40,000 as of December 31, 2015 and 2014, respectively. The Company writes off accounts against the allowance when all attempts at collection have been exhausted.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. All property and equipment is depreciated on a straight‑line basis over the estimated useful lives of the assets, which are as follows:

Machinery and equipment	5 years
Computer and office equipment/software	3 years
Furniture and fixtures	5 years
Leased equipment	1-2 years
Leasehold improvements are amortized over the lesser of their useful lives or the life of the lease. Upon sale or retirement of the assets, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is recognized in the statement of operations. Maintenance and repairs are charged to operations as incurred.
Research and Development Expenditures
Research and development costs are charged to operations as incurred. These amounts include, but are not limited to, direct costs and research related overhead expenses.
Marketing and Advertising Expenditures
The cost of marketing and advertising is expensed as incurred. Marketing and advertising costs totaled $1,449,845 and $1,503,794, in 2015 and 2014, respectively.
Impairment of Long-Lived Assets
The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. Through December 31, 2015, the Company has not experienced impairment losses on its long-lived assets.
Fair Value of Financial Instruments
Carrying amounts of certain of the Company’s financial instruments, including cash, cash equivalents, and restricted cash, approximate fair value due to their relatively short maturities and market interest rates, if applicable. The carrying value of notes payable approximates fair value based upon the present value of expected future cash flows and assumptions about current interest rates available to the Company. The carrying amount of the preferred stock warrant liability has been marked-to-market such that the carrying amount represents its fair value.
Freestanding Preferred Stock Warrants
Freestanding warrants and other similar instruments related to shares that are redeemable are accounted for in accordance with ASC 480, “Distinguishing Liabilities from Equity.” The freestanding warrants are exercisable into the Company’s convertible preferred stock and are classified as liabilities on the balance sheet. The warrants are subject to re-measurement at each balance sheet date and the change in fair value, if any, is recognized as other income (expense). The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion into warrants to purchase common stock (upon conversion of the preferred stock to common), or (iii) expiration of the warrants.
Income Taxes
The Company accounts for income taxes under the liability method, whereby deferred tax assets and liabilities are recorded for the difference between the financial statement and tax bases of assets and liabilities and for net operating loss and tax credit carryforwards using the enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.
The Company adheres to the provisions of FASB Accounting Standards Codification (ASC 740-10), “Accounting for Uncertainty in Income Taxes.” ASC 740-10 prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return.
It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense, net, as necessary.
Foreign Currency Translation
Assets and liabilities of non-U.S. subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to the other comprehensive income (loss). Foreign exchange gains and losses (as well as re-measurement gains and losses) for assets and liabilities of the Company’s non-U.S. subsidiaries for which the functional currency is the U.S. dollar are recorded in other income (expense) in the Company’s consolidated statement of operations. The U.S. dollar is the functional currency for all of the Company’s consolidated operations.

Stock‑Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718 “Compensation-Stock Compensation”. ASC 718 requires the recognition of compensation expense, using a fair-value based method, for costs related to all share-based payments including stock options. ASC 718 requires companies to estimate the fair value of all share-based payment awards on the date of grant using an option pricing model. All option grants valued since inception are expensed on a straight-line basis over the requisite service period.
The Company accounts for equity instruments issued to nonemployees in accordance with ASC 505-50 “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services”. Equity instruments issued to non-employees are recorded at their fair value on the measurement date and are subject to periodic adjustments as the underlying equity instruments vest.

Segment and Geographic Information
The Company has one business activity, which is the sale of the miraDry system to address hyperhidrosis, and operates in one reportable segment. The Company’s chief operating decision-maker, its chief executive officer, reviews its operating results on an aggregate basis for purposes of allocating resources and evaluating financial performance.
Net Loss per Share
The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potential common stock equivalents outstanding for the period determined using the treasury stock method. For purposes of this calculation, convertible preferred stock, stock options and warrants to purchase convertible preferred stock are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive, due to the Company’s reported net losses.

Preferred Stock
Preferred shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. The Company classifies conditionally redeemable preferred shares, which includes preferred shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control, as temporary equity. At all other times, the Company classifies its preferred shares in stockholders’ equity.  Accordingly, as of December 31, 2015 and 2014, all issuances of conditionally redeemable preferred shares are presented as temporary equity in the consolidated balance sheets.

Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The amendment in this ASU provides guidance on revenue recognition and requires companies to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The core principle of this update provides guidance to identify the performance obligations under the contract(s) with a customer and how to allocate the transaction price to the performance obligations in the contract. It further provides guidance to recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 is effective for public entities for annual and interim periods beginning after December 15, 2016. In August 2015, the FASB issued ASU 2015-14 which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2017. In March 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations” (“ASU 2016-08”), in April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing” (“ASU 2016-10”) and in May 2016, the FASB issued ASU 2016-12, “Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”). ASU 2016-08, ASU 2016-10 and ASU 2016-12 all update and clarify the guidance previously issued in ASU 2014-09. ASU 2014-09, as amended, allows for two methods of adoption, a full retrospective method or a modified retrospective approach with the cumulative effect recognized at the date of initial application.  The Company is currently evaluating the effect that the standard will have on the consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern” ("ASU 2014-15"). The update sets forth a requirement for management to evaluate whether there are conditions and events that raise substantial doubt about an entity's ability to continue as a going concern, a responsibility that did not previously exist in GAAP. The amendments included in this update require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period, including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). ASU 2014-15 will be effective for the Company in fiscal year 2016. The Company is currently assessing the future impact of this update on its financial statements.
In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” (ASU 2015-03”). The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for annual and interim reporting periods of public entities beginning after December 15, 2015, and early adoption is permitted.  The Company has adopted this standard and has accordingly reclassified debt issuance costs of $225,438 as of December 31, 2014 as a deduction of notes payable.
In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory”. This update requires inventory that is recorded using the first-in, first-out (FIFO) or average cost method to be measured at the lower of cost or net realizable value (defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation), as opposed to the existing requirement to measure such inventory at the lower of cost or market value. This update is effective for annual periods beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. The Company does not believe adoption will have any significant impact on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The guidance in this update supersedes the leasing guidance in “Leases (Topic 840)”. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. For public entities, the new standard is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the effect that the standard will have on the consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, “Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. This update will require all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It will also allow an employer to repurchase more of an employee’s shares than it can today for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. For public entities, the new standard is effective for annual periods beginning after December 15, 2016, and early adoption is permitted. The Company is currently evaluating the effect that the standard will have on the consolidated financial statements.

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

3.	Balance Sheet Components
Inventories

	December 31,
	2015	2014

Raw materials	$2,132,655	$2,646,551
Work in process	1,263,019	1,307,388
Finished goods	1,396,067	1,479,803
	$4,791,741	$5,433,742

Property and Equipment, Net

	December 31,
	2015	2014
Leasehold improvements	$844,360	$844,360
Machinery and equipment	1,355,986	1,268,033
Computer and office equipment	241,291	264,673
Software	326,992	326,992
Furniture and fixtures	114,564	114,564
Equipment leased to customers	168,143	305,787
	3,051,336	3,124,409
Less: Accumulated depreciation and amortization	(1,840,207)	(1,519,412)
	$1,211,129	$1,604,997

Assets acquired under capital leases for the year ended December 31, 2014, were $129,398 and are included in property and equipment, net. No assets under capital leases were acquired in 2015. Depreciation and amortization expense was $682,563 and $1,318,385 in 2015 and 2014, respectively.
At December 31, 2015 and 2014, substantially all of the property and equipment is located at the Company’s corporate headquarters in the United States.
Accrued Liabilities

	December 31,
	2015	2014
Accrued payroll and related expenses	$1,457,534	$1,224,819
Accrued royalty	1,226,973	693,717
Accrued warranty	217,000	253,000
Accrued marketing	165,600	100,830
Accrued clinical expenses	2,600	35,110
Accrued legal	112,000	45,045
Capital lease payable, current	33,909	53,282
Deferred rent, current	18,672	3,057
Accrued other expenses	338,153	320,852
	$3,572,441	$2,729,712

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Accrued Warranty
The Company regularly reviews the accrued warranty balance and updates as necessary based on sales and warranty experience trends. The warranty accrual as of December 31, 2015 and 2014 consists of the following activity:

Warranty accrual, December 31, 2013	357,000
Accruals for product warranty	55,566
Cost of warranty claims	(159,566)
Warranty accrual, December 31, 2014	$253,000
Accruals for product warranty	427,467
Cost of warranty claims	(463,467)
Warranty accrual, December 31, 2015	$217,000

4.	Fair Value of Financial Instruments
FASB Codification 820, Fair Value Measurements and Disclosures (“ASC 820”) established a framework for measuring fair value under generally accepted accounting principles and clarified the definition of fair value within that framework. ASC 820 does not require assets and liabilities that were previously recorded at cost to be recorded at fair value. For assets and liabilities that are already required to be disclosed at fair value, ASC 820 introduced, or reiterated, a number of key concepts that form the foundation of the fair value measurement approach to be used for financial reporting purposes. The fair value of the Company’s financial instruments reflects the amounts that the Company estimates that it would receive in connection with the sale of an asset or paid in connection with the transfer of a liability in an orderly transaction between market participants at the measurement date (exit price). ASC 820 also established a fair value hierarchy that prioritizes the inputs used in valuation techniques into the following three levels:
Level 1    Quoted prices in active markets for identical assets and liabilities;
Level 2    Observable inputs other than quoted prices in active markets for identical assets and liabilities;
Level 3    Unobservable inputs.
ASC 820 introduced new disclosures about how the Company values certain assets and liabilities. Much of the disclosure focuses on the inputs used to measure fair value, particularly in instances in which the measurement uses significant unobservable (Level 3) inputs. The Company’s cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency. The Company’s preferred stock warrant liability is classified within Level 3 of the fair value hierarchy. The preferred stock warrant liability has been valued using a Black-Scholes valuation model and the related input assumptions are discussed in Note 9.
The fair value of the Company’s financial assets and liabilities measured on a recurring basis, as of December 31, 2015, and 2014 are as follows:

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

	As of December 31, 2015
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liability	$—	$—	$499,616	$499,616

	As of December 31, 2014
	Level 1	Level 2	Level 3	Total
Liabilities
Preferred stock warrant liability	—	—	371,039	$371,039
The changes in the convertible preferred stock warrant liability are summarized below:

Fair value at December 31, 2013	$511,140
Fair value of warrants issued during the year	149,250
Change in fair value recorded in interest and other income, net	(289,351)
Fair value at December 31, 2014	371,039
Fair value of warrants issued during the year	234,719
Change in fair value recorded in interest and other income, net	(106,142)
Fair value at March 31, 2015	$499,616

5.	Related Party Transactions
The Company was formed at an incubator, The Foundry, LLC (“The Foundry”), a company which provides seed capital and management services to its investees. Certain employees of The Foundry serve as members of the Company’s Board of Directors and own shares of common stock. The total amount reimbursed to The Foundry for the years ended December 31, 2015 and 2014 was $62,267 and $62,180, respectively.
In February 2008, the Company entered into a technology license and royalty agreement with The Foundry wherein the Company agreed to pay The Foundry a royalty of 1.5% of sales of the licensed products and 1.5% of the patented products, up to a maximum of $30 million. In March 2013, the total royalty percentage increased from 1.5% to 3% due to the issuance of a patent covering certain company products. The total amount payable to The Foundry for the years ended December 31, 2015 and 2014 was $1,226,973 and $693,717, respectively, which includes interest accrued at the annual interest rate of prime plus 1% beginning on the first day of the calendar quarter to which such payment relates. In addition, $250,000 in royalty payments was paid to The Foundry in 2014. No royalties were paid in 2015.

6.	Commitments and Contingencies
Indemnification Agreements
The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

of future payments the Company could be required to make under these arrangements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.
The Company has entered into indemnification agreements with its directors that may require the Company to indemnify its directors against liabilities that may arise by reason of their status or service as directors, other than liabilities arising from willful misconduct of the individual.
No liability associated with such indemnifications has been recorded at December 31, 2015 or 2014.
Legal Claims
Occasionally, the Company may be involved in claims and legal proceedings arising from the ordinary course of its business.  The Company records a provision for a liability when it believes that is both probable that a liability has been incurred, and the amount can be reasonably estimated.  If these estimates and assumptions change or prove to be incorrect, it could have a material impact on the Company’s consolidated financial statements.  Contingencies are inherently unpredictable and the assessments of the value can involve a series of complex judgments about future events and can rely heavily on estimates and assumptions.
Operating and Capital Leases
In December 2013, the Company entered into a 62 month non-cancelable operating lease for its office building space in Santa Clara, California. In connection with the lease, the Company entered into a letter of credit, which is secured by a restricted cash balance of $295,067. The Company previously had a five year non-cancelable operating lease for its office building space in Sunnyvale, California that expired in June 2014.
The Company also has a one year operating lease for office space in Hong Kong which expires in November 2016. The previous lease agreements for office space in Hong Kong expired in November 2015.
Rent expense under the Company’s operating leases was $567,032 and $617,570 for the years ended December 31, 2015 and 2014, respectively. The Company recognizes rent expense on a straight-line basis over the lease period. The difference between rent payable and rent expense on a straight-line basis is recorded as deferred rent and amortized over the period of the lease.
The Company has the following agreements classified as capital leases:

Date Lease Entered	Description	Lease Period in Months
September 2011	Machinery equipment	36
February 2012	Office Equipment	39
April 2014	Office Equipment	39
June 2014	Machinery equipment	24
The gross cost of capital leases was $129,398 at December 31, 2015 and 2014, respectively. The accumulated amortization of asset under capital leases was $57,479 and $22,615 for the years ended December 31, 2015 and 2014, respectively. The Company depreciates the underlying assets on a straight line basis over the lesser of estimated useful lives of the assets or lease term.
The aggregate future minimum lease payments under all leases are as follows:

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

	Operating Lease	Capital Leases
Year Ending December 31,
2016	$584,616	$35,581
2017	552,207	17,249
2018	568,773	—
2019	241,592	—
Total minimum lease payments	$1,947,188	52,830
Less: Amount representing interest		(2,056)
Present value of minimum lease payments		50,774
Less: current portion of capital leases		(33,909)
		$16,865

7.	Notes Payable
In June 2013, the Company entered into a loan and security agreement with certain financial institutions, providing for the issuance of secured promissory notes in the aggregate principal amount of up to $15 million to be drawn down in three different tranches of $5 million each. The first $5 million tranche was drawn on June 27, 2013 and the second $5 million tranche was drawn on April 29, 2014. The agreement provided for the promissory notes to be issued no later than December 31, 2014. The promissory notes for the first tranche accrued interest at 9.34% per annum and monthly interest only payments commenced on July 1, 2013. The promissory notes for the second tranche accrued interest at 9.52% per annum and monthly interest only payments commenced on May 1, 2014. The principal and interest payments commenced on February 1, 2015 for both tranches.
In August 2015, the Company refinanced the outstanding balance of the loan and security agreement entered into in June 2013. The new $10 million promissory note accrues interest at 7.80% per annum and monthly interest only payments commenced on September 1, 2015. Principal and interest payments shall commence on January 1, 2017.
All borrowings under the agreement are collateralized by substantially all of the Company’s assets. There are no significant financial covenants. The agreement contains a subjective acceleration clause. Failure to comply with the loan covenants may result in the acceleration of payment terms on all outstanding principal and interest amounts plus a prepayment fee. Due to the subjective acceleration clause, the outstanding notes payable are classified as current in the accompanying Consolidated Balance Sheets. As of December 31, 2015, the Company was in compliance with the debt covenants.
In December 2015, the Company entered into a note purchase agreement with existing private investors to draw down up to $1.5 million for working capital purposes. The Company subsequently issued $1.3 million of convertible promissory notes (“December 2015 notes”). The December 2015 notes accrued interest at 8% per annum and are due at the earliest of a liquidation event or one year from date of issuance. In the event of a qualified equity financing, the outstanding principal and interest on the notes payable will automatically convert into shares of the qualified financing shares at a price equal to the price per share paid by investors in the qualified equity financing. In the event of a non-qualified financing, the shares will be converted at the option of the majority of the investors. If there is no financing event prior to the maturity date, the outstanding principal and interest on the notes payable will automatically convert into shares of Series D preferred stock at $21.64 per share.

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The Company entered into short term financing agreements for insurance premiums with nine month payment terms and interest rates ranging from 4.95% to 5.18%. The outstanding balance of the financing agreements was $40,899 and $44,692 at December 31, 2015 and 2014, respectively.
Annual future principal payments under the notes payable are as follows:

2016	$1,302,524
2017	3,391,604
2018	3,665,814
2019	2,942,582
Total payments	11,302,524
Less: Amount representing debt discount	(409,771)
Carrying value of notes payable	$10,892,753

8.	Common Stock
The Company’s amended Articles of Incorporation authorize the Company to issue 105,000,000 shares of $0.001 par value common stock. The common stockholders are entitled to elect three members of the Company’s Board of Directors. The preferred stockholders also have rights to elect members of the Board of Directors, after these rights both classes of stock voting together as one class elect all remaining directors. The holders of common stock are also entitled to receive dividends whenever funds are legally available, as, when, and if declared by the Board of Directors. As of December 31, 2015, no dividends have been declared to date.
At December 31, 2015, the Company had reserved common stock for future issuance as follows:

Conversion of Series A convertible preferred stock	147,864
Conversion of Series B convertible preferred stock	637,030
Conversion of Series C convertible preferred stock	1,625,203
Conversion of Series D convertible preferred stock	1,201,778
Exercise of options under stock plan	855,903
Issuance of options under stock plan	48,560
Exercise and conversion of preferred stock warrants	66,923
4,583,261

9.	Convertible Preferred Stock
The Company has authorized 51,100,000 shares of preferred stock, designated in series, with the rights and preferences of each designated series to be determined by the Company’s Board of Directors.
Convertible preferred stock at December 31, 2015 and 2014 consisted of the following:

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Series	Shares Authorized	Shares Issued and Outstanding	Per Share Liquidation Preference	Aggregate Liquidation Amount	Carrying Value

Series A	2,100,000	147,864	$13.53	$2,000,000	$1,966,935
Series B	9,000,000	589,784	24.35	14,359,244	14,261,779
Series C	23,000,000	1,625,203	21.64	35,171,735	35,171,735
Series D	17,000,000	1,201,778	21.64	26,008,207	26,008,207
	51,100,000	3,564,629		$77,539,186	$77,408,656
The holders of preferred stock have various rights and preferences as follows:
Voting Rights
The holders of Series A, Series B, Series C and Series D convertible preferred stock shares are entitled to vote on all matters on which the common stockholders are entitled to vote. Holders of Series A, Series B, Series C and Series D convertible preferred and common stock vote together as a single class not as separate classes. Each holder of Series A, Series B, Series C and Series D convertible preferred stock is entitled to the number of votes equal to the number of common stock shares into which the shares held by such holder are convertible. However, so long as 73,932 convertible preferred shares of Series A, 184,830 convertible preferred shares of Series B, 147,864 convertible preferred shares of Series C and 184,830 convertible preferred shares of Series D stock are outstanding, respectively, the holders of the preferred stock voting as a separate class are entitled to elect one member of the Company’s Board of Directors for each class of stock.
As long as at least 184,830 shares of convertible preferred stock shares remain outstanding (subject to adjustment from time to time for Recapitalizations), the Company must obtain approval from holders of a majority of the then outstanding shares of the convertible preferred stock, voting together as a single class on an as-converted to common stock basis to: (i) alter or change the rights, preferences, or privileges of the convertible preferred stock; (ii) change the aggregate number of authorized shares of any series of convertible preferred stock or the aggregate number of authorized shares of common stock; (iii) create (by reclassification or otherwise) any new class or series of shares having any rights, preferences, or privileges superior to or on a parity with any outstanding shares of any series of convertible preferred stock or increase the authorized or designated number of such new class or series of shares; (iv) redeem, repurchase, or pay any Distribution on the Corporations’ common stock (other than acquisitions of common stock by the Corporation pursuant to agreements which permit the Corporation or pursuant to the exercise of the Corporation’s right of first refusal upon a proposed transfer); (v) declare or pay dividends on any shares of common or convertible preferred stock; (vi) merge into, consolidate with, or implement a reorganization with any other corporation (other than a wholly-owned subsidiary corporation) in one or more related transactions or implement any other transaction or series of related transaction then result in the sale of all or substantially all of the Corporation’s assets; (vii) voluntarily dissolve or liquidate the Corporation; (viii) change the number of authorized directors of the Corporation’s Board of Directors; (ix) enter in to any transaction in which the Corporation shall incur or guarantee indebtedness in a principal amount greater than $1,000,000 in the aggregate; (x) approve material change to the Corporation’s business plan; (xi) approve the Corporation’s annual budget; or (xii) take any action that results in taxation of the holders of any series of convertible preferred stock under Section 305 of the Internal Revenue Code of 1986, as amended.
As long as at least 184,830 shares of convertible preferred Series C stock shares are outstanding (subject to adjustment from time to time for Recapitalizations), the Company must obtain approval of holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series C convertible preferred stock to: (i) alter or change the rights, preferences, or privileges of

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

the Series C convertible preferred stock; or (ii) increase the authorized or designated number of shares of Series C Preferred Stock.
As long as at least 184,830 shares of convertible preferred Series D stock shares are outstanding (subject to adjustment from time to time for Recapitalizations), the Company must obtain the approval of holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series D convertible preferred stock to: (i) alter or change the rights, preferences, or privileges of the Series D convertible preferred stock; or (ii) increase the authorized or designated number of shares of Series D convertible preferred stock.
Dividends
The holders of Series D convertible preferred stock are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, out of any assets legally available, prior to and in preference to any declaration or payment of dividends on the Series A, Series B, Series C convertible preferred stock and common stock of the Company. Dividends are payable at an annual rate of 8% of the original issue price of $21.64 per share of Series D convertible preferred stock, respectively (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).
After payment of the Series D convertible preferred stock dividends, the holders of Series C convertible preferred stock are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, out of any assets legally available, prior to and in preference to any declaration or payment of dividends on the Series A, Series B, and common stock of the Company. Dividends are payable at an annual rate of 8% of the original issue price of $21.64 per share for Series C convertible preferred stock, respectively (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).
The holders of Series A and Series B convertible preferred stock are entitled to receive noncumulative dividends, when, as and if declared by the Board of Directors, out of any assets legally available, prior to and in preference to any declaration or payment of dividends on the common stock of the Company. Dividends are payable at an annual rate of 8% of the original issue price of $13.53 and $24.35 per share for Series A and Series B convertible preferred stock, respectively, (adjusted to reflect subsequent stock dividends, stock splits or recapitalization), when, as, and if declared by the Board of Directors, respectively.
After payment of all convertible preferred stock Series D, Series C, Series B and Series A dividends, any additional dividends shall be distributed to the holders of all convertible preferred stock and common stock on a pro rata basis in proportion to the number of common stock held by each shareholder as if the preferred stock had been converted at the effective conversion rate. No dividends on preferred stock or common stock have been declared as of December 31, 2014.
Liquidation
In the event of any liquidation, dissolution or winding up of the Company, including a merger, reorganization, consolidation, acquisition or sale of substantially all of the assets of the Company, or any other transaction or series of transactions in which more than 50% of the voting power of the Company is disposed of (“Liquidation”), the holders of Series D convertible preferred stock are entitled to receive, prior to and in preference to any distribution to holders of Series A, Series B, Series C convertible preferred stock and common stock, an amount equal to $21.64 per share (subject to adjustment from time to time), plus any declared but unpaid dividends on such shares (“Series D liquidation preference”). Should the Company’s legally available assets be insufficient to satisfy the full liquidation preference, the funds will be distributed ratably among the holders of Series D convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.
In the event of a Liquidation and after payment of the Series D liquidation preference, the holders of Series C convertible preferred stock are entitled to receive, prior to and in preference to any

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

distribution to holders of Series A, Series B, convertible preferred stock and common stock, an amount equal to $21.64 per share (subject to adjustment from time to time), plus any declared but unpaid dividends on such shares (“Series C liquidation preference”). Should the Company’s legally available assets be insufficient to satisfy the full liquidation preference, the funds will be distributed ratably among the holders of Series C convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.
In the event of a Liquidation and after payment of the Series D and Series C convertible preferred stock liquidation preferences, the remaining assets, if any, shall be distributed to the holders of Series A and Series B convertible preferred stock prior to and in preference to any distribution to holders of common stock, an amount equal to $13.53 and $24.35 per share (subject to adjustment from time to time), respectively, plus any declared but unpaid dividends on such shares (“Series A and Series B liquidation preferences”). Should the Company’s legally available assets be insufficient to satisfy the full preferential amount, the remaining funds will be distributed ratably among the holders of Series A and Series B convertible preferred stock in proportion to the preferential amount each holder is otherwise entitled to receive.
In the event of a Liquidation and after payment of the liquidation preference to the holders of Series D, Series C, Series A, and Series B convertible preferred stock, the remaining assets, if any, shall be distributed to the holders of common stock in proportion to the number of common stock held by each shareholder.
Any liquidation, dissolution, winding-up of the Company, a merger or consolidation of the Company into or with any other corporation, and/or a sale, transfer, or lease of all or substantially all of the assets of the Company, is deemed a liquidation event.
Conversion
Each share of Series A, Series B, Series C and Series D convertible preferred stock is convertible, at the option of the holder, into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio. The original conversion price per share for Series A, Series B, Series C and Series D convertible preferred stock was $13.53, $24.35, $21.64 and $21.64 per share, respectively. The initial conversion price is subject to adjustment from time to time. As of December 31, 2015, the conversion price per share for Series A, Series B, Series C and Series D convertible preferred stock is $13.53, $22.54, $21.64 and $21.64 per share, respectively.
Each share of Series A, Series B, Series C and Series D convertible preferred stock is convertible into common stock automatically upon the earlier of (i) immediately before the closing of a firm commitment underwritten public offering in which the aggregate proceeds raised equals or exceeds $30,000,000 and a pre-offering valuation of the Company of at least $150,000,000, or (ii) the Company’s receipt of a written request for such conversion form the holders of 66 2/3% of the then outstanding shares of convertible preferred stock.
Redemption
Beginning on or after the seventh anniversary of the date of the filing of the amended Articles of Incorporation upon Series C issuance, the Series C convertible preferred shares are redeemable upon request by holders of at least 66 2/3% of the then outstanding fully-paid Preferred Series C Shares, the Company shall redeem all, but not less than all, of the then outstanding fully-paid Preferred Series D Shares, by paying a redemption price equal to the original issuance price plus all declared but unpaid dividends attributable to such shares.
Beginning on or after December 16, 2020, the Series D convertible preferred shares are redeemable upon request by holders of at least 66 2/3% of the then outstanding fully-paid Preferred Series D Shares, the Company shall redeem all, but not less than all, of the then outstanding fully-paid Preferred Series D Shares, by paying a redemption price equal to the original issuance price plus all declared but unpaid dividends attributable to such shares.

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

Warrants for Preferred Stock
In January 2009, the Company issued warrants to purchase a total of 1,108 shares of Series A convertible preferred stock at an exercise price of $13.53 per share in connection with the same purchase of technology. The Company determined the value of the warrants on the date of issuance to be $12,930 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $18.12, volatility of 70%, risk-free interest rate of 1.47%, and a contractual life of five years. The fair value of the warrants was recorded as a warrant liability and expensed to research and development expense as technological feasibility had not been established and there was no alternative future use. The warrants expired on January 16, 2014. For the year ended December 31, 2014, $1,035 was recorded to other income from the revaluation of the warrants to fair market value.
In November 2010, the Company issued warrants to purchase a total of 12,117 shares of Series C convertible preferred stock at an exercise price of $21.64 per share in connection with convertible notes payable issued. The Company determined the value of the warrants on the date of issuance to be $212,409 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $21.64, volatility of 96%, risk-free interest rate of 2.08%, and a contractual life of seven years. The fair value of the warrants was recorded as a warrant liability, the estimated value, which represented a debt discount, was being amortized to interest expense over the term of the convertible notes, which were converted in May 2011. The warrants expire November 19, 2017. For the years ended December 31, 2015 and 2014, $27,535 and $69,492, respectively, was recorded to other income from the revaluation of the warrants to fair market value. The warrants remain outstanding at December 31, 2015.
In January 2011, the Company issued warrants to purchase a total of 19,042 shares of Series C convertible preferred stock at an exercise price of $21.64 per share in connection with convertible notes payable issued. The Company determined the value of the warrants on the date of issuance to be $259,355 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $21.64, volatility of 62%, risk-free interest rate of 2.72%, and a contractual life of seven years. The fair value of the warrants was recorded as a warrant liability, the estimated value, which represented a debt discount, was being amortized to interest expense over the term of the convertible notes, which were converted in May 2011. The warrants expire January 7, 2018. For the years ended December 31, 2015 and 2014, $43,011 and $108,944, respectively, was recorded to other income from the revaluation of the warrants to fair market value. The warrants remain outstanding at December 31, 2015.
In December 2011, the Company issued warrants to purchase a total of 1,109 shares of Series A convertible preferred stock at an exercise price of $13.53 per share in connection with the same purchase of technology. The Company determined the value of the warrants on the date of issuance to be $6,930 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $12.44, volatility of 62%, risk-free interest rate of 1.00%, and a contractual life of five years. The fair value of the warrants was recorded as a warrant liability and expensed to research and development expense as technological feasibility had not been established and there is no alternative future use. The warrants expire December 6, 2016. For the years ended December 31, 2015 and 2014, $690 and $3,630, respectively, was recorded to other income from the revaluation of the warrants to fair market value. The warrants remain outstanding at December 31, 2015.
In June 2013, the Company issued warrants to purchase 9,241 shares of the Company’s Series C convertible preferred stock upon each $5 million draw down under a loan and security agreement at an exercise price of $21.64. The Company determined the value of the warrants on the date of issuance to be $152,750 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $23.13, volatility of 61%, risk-free interest rate of 2.49%, and a contractual life of ten years. The fair value of the warrants was recorded as a warrant liability. The estimated value, which represents a debt discount, was being amortized to interest

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

expense over the term of the note, which was four years. Upon the refinancing of the loan and security agreement in August 2015, the remaining unamortized debt discount was included in the net present value calculation of the refinanced loan balance. The warrants expire June 26, 2023. For the years ended December 31, 2015 and 2014, $18,375 and $56,500, respectively, was recorded to other income from the revaluation of the warrants to fair market value. The warrants remain outstanding at December 31, 2015.
In April 2014, the Company issued warrants to purchase 9,242 shares of the Company’s Series C convertible preferred stock upon the $5 million draw down under the loan and security agreement at an exercise price of $21.64. The Company determined the value of the warrants on the date of issuance to be $149,250 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $23.13, volatility of 58%, risk-free interest rate of 2.71%, and a contractual life of ten years. The fair value of the warrants was recorded as a warrant liability. The estimated value, which represents a debt discount, was being amortized to interest expense over the remaining term of the note, which was 38 months. Upon the refinancing of the loan and security agreement in August 2015, the remaining unamortized debt discount was included in the carrying value of the refinanced loan balance. The warrants expire April 28, 2024. For the years ended December 31, 2015 and 2014, $18,500 and $49,750, respectively, was recorded to other income from the revaluation of the warrants to fair market value. The warrants remain outstanding at December 31, 2015.
In August 2015, the Company issued warrants to purchase 16,173 shares of the Company’s Series D convertible preferred stock under a loan and security agreement at an exercise price of $21.64. The Company determined the value of the warrants on the date of issuance to be $234,719 using the Black-Scholes option pricing model. Assumptions used were dividend yield 0%, fair value of preferred stock of $22.05, volatility of 55%, risk-free interest rate of 2.18%, and a contractual life of ten years. The fair value of the warrants was recorded as a warrant liability. The estimated value, which represents a debt discount, is being amortized to interest expense over the term of the note, which is four years. The warrants expire August 6, 2025. For the years ended December 31, 2015, $(1,969) was recorded to other income from the revaluation of the warrants to fair market value. The warrants remain outstanding at December 31, 2015.
The following assumptions were used to value the outstanding warrants:

	Year Ended December 31,
	2015	2014

Expected term (years)	.94 - 9.60	1.94 - 9.49
Expected volatility	57%	58%
Risk-free interest rate	.65% - 2.27%	.67% - 2.17%
Annual dividend rate	0%	0%

10.	Stock Option Plan
In April 2006, the Company adopted the 2006 Stock Option Plan (the “Plan”) under which the Board of Directors may issue incentive and nonqualified stock options to employees, directors and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of shares, the term and the exercise price. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share shall be at least 110% of the fair market value, as determined by the Board of Directors. The exercise price of an incentive stock option and a nonqualified stock option shall not be less than 100% and 85%, respectively, of the fair

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

market value on the date of grant. A total of 961,477 shares have been reserved for issuance under the Plan. Options granted have a term of ten years, except, options granted to individuals holding more than 10% of the outstanding shares have a term of five years. As of December 31, 2015, no options issued or outstanding have a term of five years. Options generally vest over a four-year period. Certain shares issued under the Plan are exercisable immediately, but subject to a right of repurchase by the Company of any unvested shares.

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The following table summarizes activity under the Plan for the years ended December 31, 2015 and 2014:

		Outstanding Options
	Shares Available for Grant	Number of Options	Weighted Average Exercise Price

Balance, December 31, 2013	240,736	469,525	$6.63
Options granted	(335,213)	335,213	6.63
Options exercised		(14,348)	5.95
Options forfeited	160,831	(160,831)	7.17
Balance, December 31, 2014	66,354	629,559	$6.49
Additional shares reserved	221,797
Options granted	(271,414)	271,414	7.57
Options exercised		(13,246)	3.92
Options forfeited	31,823	(31,823)	7.17
Balance, December 31, 2015	48,560	855,904	$6.76
The following table summarizes information about stock options outstanding at December 31, 2015:

	Options Outstanding				Options Vested
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number Vested	Weighted Average Exercise Price	Aggregate Intrinsic Value

$1.35	33,344	1.31	$1.35	$207,460	33,344	$1.35	$207,460
2.43	8,503	2.30	2.43	43,700	8,503	2.43	43,700
4.33	29,568	4.10	4.33	95,986	29,568	4.33	95,986
6.36	42,909	2.98	6.63	52,235	42,909	6.36	52,235
6.63	322,817	8.59	6.63	305,647	131,245	6.63	124,265
7.44	94,345	5.93	7.44	12,761	92,519	7.44	12,514
7.57	270,509	9.33	7.57	—	45,334	7.57	—
8.66	53,909	7.04	8.66	—	41,264	8.66	—
	855,904	7.65	$6.76	$717,789	424,686	$6.36	$536,160
Early exercises of stock options are subject to a right of repurchase by the Company of any unvested shares. The repurchase rights lapse over the original vesting period of the options. The Company accounts for the cash received in consideration for the early exercised options as a liability included in accrued liabilities, which is then reclassified to stockholders equity as the options vest. At December 31, 2015 and 2014, the Company had no shares of common stock subject to repurchase under the Plan.
Stock-Based Compensation Associated with Awards to Employees

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

During the years ended December 31, 2015 and 2014, the Company granted stock options to employees to purchase 172,102 and 335,213 shares of common stock, respectively, with a weighted-average grant date fair value of $3.52 and $3.65 per share, respectively. Stock-based employee compensation expense recognized during the years ended December 31, 2015 and 2014, was $545,501 and $477,203, respectively. As of December 31, 2015, there were total unrecognized compensation costs of $1,087,675 related to these stock options. These costs are expected to be recognized over a period of approximately 2.48 years. The aggregate intrinsic value of options exercised during the year ended December 31, 2015 and 2014 was $49,580 and $13,155, respectively.
The total fair value of employee options vested during the years ended December 31, 2015 and 2014 was $715,085 and $269,863, respectively.
The Company estimated the fair value of stock options using the Black-Scholes option valuation model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following assumptions:

	Year Ended December 31,
	2015	2014

Expected term (in years)	5.65 years	5.68 years
Expected volatility	49%	59%
Risk-free interest rate	1.43% -1.74%	1.64% -1.96%
Dividend yield	0%	0%
The expected term of stock options is calculated using the simplified method which represents the weighted-average period the stock options are expected to remain outstanding, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected stock price volatility assumption was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock. The Company will continue to analyze the historical stock price volatility and expected term assumption as more historical data for the Company’s common stock becomes available. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.
In addition, forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on management’s expectation using historical forfeiture patterns.
Stock-Based Compensation Associated with Awards to Nonemployees
During the year ended December 31, 2015, the Company granted stock options to a board advisor to purchase 99,313 shares of common stock at $7.57. The shares vest monthly over four years and expire in ten years. Stock-based compensation expense recognized during the year ended December 31, 2015 was $61,416. As of December 31, 2015, there were total unrecognized compensation costs of $260,554 related to this stock option. These costs are expected to be recognized over a period of approximately 3.29 years. No shares were issued and no compensation expense was recognized for nonemployees during the year ended December 31, 2014.

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

The fair value of the stock options granted to nonemployees is calculated at each reporting date using the Black-Scholes option pricing model. The following assumptions were used to calculate the fair value of stock options granted to nonemployees as of December 31, 2015.

Expected term (in years)	5.67 years
Expected volatility	49%
Risk-free interest rate	1.43%
Dividend yield	0%

11.	Income Taxes
The following reconciles the differences between income taxes computed at the federal income tax rate and the provision for income taxes:

	Year Ended December 31,
	2015	2014

Expected income tax benefit at the federal statutory rate	34.0%	34.0%
State tax, net of federal benefit	3.4	2.0
Non-deductible items and other	0.6	0.8
Change in valuation allowance	(38.0)	(36.8)
Total	—%	—%
The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets are presented below:

	December 31,
	2015	2014

Net operating loss carryforwards	$31,866,000	$26,592,000
Research and development credits	1,887,000	1,727,000
Capitalized start-up costs	1,349,000	1,420,000
Accruals and reserves	1,230,000	1,072,000
Total deferred tax assets	36,332,000	30,811,000
Less: Valuation allowance	(36,332,000)	(30,811,000)
Net deferred tax assets	$—	$—
Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company has provided full valuation allowance against its net deferred tax assets at December 31, 2015 and 2014. The valuation allowance increased by $5,521,000 and $4,880,000 during years ended December 31, 2015 and December 31, 2014, respectively.

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

As of December 31, 2015, the Company had net operating loss carry forwards of approximately $82,592,000 and $66,799,000 available to reduce future taxable income, if any, for federal and state income tax purposes, respectively. The federal net operating loss carryforwards begin expiring in 2026, and the state net operating loss carryforwards begin expiring in 2016.
As of December 31, 2015 and 2014, the Company had research and development credit carryforwards of approximately $1,393,000 and $1,465,000 available to reduce future taxable income, if any, for federal and California state income tax purposes, respectively. The federal credit carryforwards begin expiring in 2026, and the California R&D credits carryforward indefinitely.
The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be limited.
The Company is not currently under audit by any tax authorities. The statute of limitations is open for all years due to the carryover and potential future usage of net operating loss carryovers.
As of December 31, 2015 and 2014, respectively, the Company had an unrecognized tax benefit of $471,858 and $431,657. No liability, penalties or interest expense has been recorded in the consolidated financial statements. A reconciliation of the change in unrecognized tax benefits is as follows:

	Year Ended December 31,
	2015	2014

Beginning Balance	$431,657	$390,000
Increase in balance related to tax positions
taken during the year	40,201	41,657
Ending Balance	$471,858	$431,657

12.	Employee Benefit Plan
The Company sponsors a 401(k) plan covering all employees. Contributions made by the Company are discretionary and are determined annually by the Board of Directors. As of December 31, 2015 and 2014, respectively, the Company had accrued benefit expenses of $52,752 and $48,183, which represented a 100% match for employee contributions up to $1,000 made during the calendar year.

13.	Net Loss per Share
The Company’s basic and diluted net loss per share are as follows:

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

	Year Ended December 31,
	2015	2014

Net and comprehensive loss	$(14,494,248)	$(15,347,937)
Accretion of redeemable convertible preferred stock	(3,117)	(324,938)
Net loss attributable to common stockholders	(14,497,365)	(15,672,875)
Weighted-average common shares used in computing
net loss per share attributable to common stockholders,
	388,379	379,651
Net loss per share attributable to common stockholders,
basic and diluted	$(37.33)	$(41.29)
The following weighted-average common stock equivalents were excluded from the calculation of diluted net loss per share for the periods presented due to their anti-dilutive effect:

	Year Ended December 31,
	2015	2014

Convertible preferred stock (if converted)	3,611,876	3,611,876
Preferred stock warrants	66,923	50,751
Options to purchase common stock	855,903	629,559

14.	Subsequent Events
In February 2016, the Company entered into another note purchase agreement with existing private investors to draw down up to $2.7 million for working capital purposes. If the investors agreed to purchase the full amount available under the February 2016 note purchase agreement, the December 2015 outstanding notes would be cancelled and the February 2016 note purchase agreement would be increased by the outstanding principal and interest due on the December 2015 notes payable. The Company subsequently cancelled and reissued $1.3 million of the December 2015 notes and issued $2.6 million of convertible promissory notes that accrue interest at 8% per year and are due at the earliest of a liquidation event or one year from date of issuance. In the event of a qualified equity financing, the outstanding principal and interest on the notes payable will automatically convert into shares of the qualified financing shares at a price equal to the price per share paid by investors in the qualified equity financing. In the event of a non-qualified financing, the shares will be converted at the option of the majority of the investors. If there is no financing event prior to the maturity date, the outstanding principal and interest on the notes payable will automatically convert into shares of Series D preferred stock at $1.60 per share.
In May 2016, the Company entered into another note purchase agreement with existing private investors to draw down up to $4.85 million for working capital purposes. If the investors agreed to purchase the full amount available under the May 2016 note purchase agreement, the February 2016 outstanding notes would be cancelled and the May 2016 note purchase agreement would be increased by the outstanding principal and interest due on the February 2016 notes payable. The Company subsequently cancelled and reissued $2.6 million of the February 2016 notes and issued $1.7 million of convertible promissory notes that accrue interest at 8% per year and are due at the earliest of a liquidation event or one year from date of issuance. In the event of a qualified equity financing, the outstanding principal and interest on the notes payable will automatically convert into

Miramar Labs, Inc.
Notes to Consolidated Financial Statements
December 31, 2015 and 2014

shares of the qualified financing shares at a price equal to the price per share paid by investors in the qualified equity financing. In the event of a non-qualified financing, the shares will be converted at the option of the majority of the investors. If there is no financing event prior to the maturity date, the outstanding principal and interest on the notes payable will automatically convert into shares of Series D preferred stock at $1.60 per share.
On June 7, 2016, the Company effected a 1-for-13.5259 reverse stock split of the Company's then outstanding common stock and convertible preferred stock (collectively referred to as "Capital Stock") and convertible preferred stock warrants, in which (i) each 13.5259 share of outstanding Capital Stock at the conversion price was combined into 1 share of Capital Stock; (ii) the number of outstanding options to purchase each Capital Stock was proportionately reduced on a 1-for-13.5259 basis; (iii) number of shares reserved for future option grants under the 2006 Plan were proportionately reduced on a 1-for-13.5259 basis; (iv) the exercise price of each such outstanding option was proportionately increased on a 13.5259-for-1 basis and (v) each share of outstanding preferred stock warrants was proportionately reduced to a common stock warrant on a 1-for-13.5259 basis. All of the share and per share amounts have been adjusted, on a retroactive basis, to reflect the 1-for-13.5259 reverse stock split (Note 7,8,9,10,13)
Management has evaluated all transactions and events through May 18, 2016, the date on which these financial statements were issued and did not note any items that would adjust the financial statements or require additional disclosures.